UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 31, 2018
___________
VIPER ENERGY PARTNERS LP
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	001-36505 (Commission File Number)	46-5001985 (I.R.S. Employer Identification Number)
500 West Texas Suite 1200 Midland, Texas (Address of principal executive offices)		79701 (Zip code)
(432) 221-7400 (Registrant’s telephone number, including area code) Not Applicable (Former name or former address, if changed since last report)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.    Entry into a Material Definitive Agreement.

Underwriting Agreement

On July 31, 2018, Viper Energy Partners LP (the “Partnership”), a subsidiary of Diamondback Energy, Inc. (“Diamondback”), entered into an Underwriting Agreement (the “Underwriting Agreement”), by and among the Partnership, Viper Energy Partners GP LLC (the “General Partner”), Viper Energy Partners LLC (“OpCo” and, together with the Partnership and the General Partner, the “Partnership Parties”) and UBS Securities LLC and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named therein (the “Underwriters”), providing for the offer and sale by the Partnership and the purchase by the Underwriters, of 9,000,000 Common Units representing limited partner interests (“Common Units”) in the Partnership (the “Firm Unit Offering”) at a purchase price to the public of $31.25 per Common Unit. Pursuant to the Underwriting Agreement, the Partnership also granted the Underwriters an option for a period of 30 days to purchase up to an additional 1,080,000 Common Units on the same terms (the “Optional Unit Offering” and, together with the Firm Unit Offering, the “Offering”), which was exercised in full on August 1, 2018.

The Offering closed on August 3, 2018. The Partnership received net proceeds of approximately $305.3 million (after deducting underwriting discounts and commissions and estimated offering expenses) from the Offering. The Partnership intends to use the net proceeds from the Offering to purchase OpCo units. OpCo will use the net proceeds from the Offering to repay a portion of the outstanding borrowings under the Partnership’s revolving credit facility and for general partnership purposes, which may include additional acquisitions.

The Underwriting Agreement contains customary representations, warranties and agreements of the Partnership Parties and customary conditions to closing, obligations of the parties and termination provisions. The Partnership Parties have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Offering was made pursuant to the Partnership’s effective automatic shelf registration statement on Form S-3 (File No. 333-226411), filed with the Securities and Exchange Commission (the “SEC”) on July 30, 2018 (the “Shelf Registration Statement”), and a prospectus, which consists of a base prospectus, dated as of July 30, 2015, a preliminary prospectus supplement, filed with the SEC on July 31, 2018, and a final prospectus supplement, filed with the SEC on August 2, 2018 (collectively, the “Prospectus”).

As more fully described under the caption “Underwriting (conflicts of interest)” in the Prospectus, the Underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the Partnership and its affiliates in the ordinary course of business for which they have received and would receive customary fees and expenses. Affiliates of certain of the Underwriters are lenders under the Partnership’s revolving credit facility and, accordingly, will receive a portion of the net proceeds of the Offering.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 8.01. Other Events.

In connection with the Offering, the Partnership is filing a legal opinion of Akin Gump Strauss Hauer & Feld LLP regarding the legality of the Common Units issued in the Offering, attached as Exhibit 5.1 to this Current Report on Form 8-K, to incorporate such opinion by reference into the Shelf Registration Statement.

Item 9.01.    Financial Statements and Exhibits.

Exhibits.

Exhibit Number	Exhibit
1.1*
Underwriting Agreement, dated as of July 31, 2018, by and among Viper Energy Partners LP, Viper Energy Partners GP LLC, Viper Energy Partners LLC and UBS Securities LLC and Credit Suisse Securities (USA) LLC, as representative of the several underwriters named therein.

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP regarding the legality of the Common Units issued in the Offering.
23.1*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1 hereto).

*    Filed herewith.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIPER ENERGY PARTNERS LP

		By:	Viper Energy Partners GP LLC, its general partner
Date:	August 3, 2018

		By:	/s/ Teresa L. Dick
		Name:	Teresa L. Dick
		Title:	Chief Financial Officer, Executive Vice President and Assistant Secretary